ARTICLES SUPPLEMENTARY OF

                             MUTUAL SERIES FUND INC.

Mutual Series Fund Inc., a Maryland corporation (the "Corporation"), certifies as follows:

     FIRST: Under the authority contained in Article Fifth of the Charter of the Corporation and Section 2-105(c) of the Maryland General Corporation Law, the Board of Directors of the Corporation has duly increased the aggregate number of shares of authorized but unissued capital stock of the Corporation by creating a new class consisting of 100,000,000 shares of stock called the Mutual Discovery Fund Stock (the "Discovery Stock"), par value $.OO1 per share.

     SECOND: The Discovery Stock shall be subject in all respects to the terms and conditions of the Corporation's Charter that are applicable to each class of the Corporation's capital stock as provided in Article Fifth of the Corporation's Charter.

THIRD: Immediately prior to the increase, the Corporation had authority to issue an aggregate of 600,000,000 shares of stock of which 200,000,000 of the authorized shares were classified as Mutual Shares Fund Stock, par value $.001 per share ("Mutual Shares Stock"), 200,000,000 of the authorized shares were classified as Mutual Qualified Fund Stock, par value $.001 per share ("Qualified Stock") and 200,000,000 of the authorized shares were classified as Mutual Beacon Fund Stock, par value $.001 per share ("Beacon Stock"). The aggragate par value of all the shares of stock of the Corporation authorized to be issued prior to the increase was $600,000,000.

     FOURTH: As increased, the total number of shares of stock that the Corporation has authority to issue is 700,000,000 of which 200,000,000 of the authorized shares are classified as Mutual Shares Stock, par value $.001 per share, 200,000,000 of the authorized shares are classified as Qualified Stock, par value $.001 per share, 200,000,000 of the authorized shares are classified as Beacon Stock, par value $.001 per share, and 100,000,000 of the authorized shares are classified as Discovery Stock, par value $.001 per share. The aggregate par value of all the shares of stock of the Corporation authorized to be issued is $700,000.00.

FIFTH: The Corporation is registered as an open-end company under the Investment Company Act of 1940.


      IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf on this 18TH day of September, 1992, by its President who acknowledges that these Articles Supplementary are the act of the Corporation and that to the best of his knowledge, information and belief and under penalties of perjury, all matters and facts contained in these Articles Supplementary are true in all material respects.



ATTEST:                                         MUTUAL SERIES FUND INC.


/S/ELIZABETH N. COHERNOUR               By: /s/ MICHAEL F. PRICE
   Elizabeth N. Cohernour                       Michael F. Price